UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) October 1, 2018

Matador Resources Company

(Exact name of registrant as specified in its charter)

Texas	001-35410	27-4662601
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5400 LBJ Freeway, Suite 1500, Dallas, Texas		75240
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (972) 371-5200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01 Regulation FD Disclosure.

On October 1, 2018, Matador Resources Company (the “Company”) issued a press release (the “Notes Offering Press Release”) announcing that, subject to market and other conditions, the Company intends to commence a private offering of $250 million in aggregate principal amount of senior notes due 2026 (the “Additional Notes”). The Additional Notes are being offered as additional notes to the Company’s existing $750 million aggregate principal amount of 5.875% Senior Notes due 2026 that the Company issued in a private placement on August 21, 2018. A copy of the Notes Offering Press Release is attached hereto as Exhibit 99.1 and incorporated into this Item 7.01 by reference.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Act of 1934, as amended, and will not be incorporated by reference into any filing under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 8.01 Other Events.

The Company is focused primarily on the exploration, delineation and development of its Delaware Basin acreage position in Loving County, Texas and Lea and Eddy Counties, New Mexico. The Company began 2018 operating six drilling rigs in the Delaware Basin and continued to do so through September 30, 2018. The Company expects to operate those six rigs in the Delaware Basin through the remainder of 2018, including three rigs in the Rustler Breaks asset area, one rig in the Wolf/Jackson Trust asset areas, one rig in the Ranger/Arrowhead and Twin Lakes asset areas and one rig in the Antelope Ridge asset area. The Company has continued to build significant optionality into its drilling program. Three of its rigs operate on longer-term contracts with remaining average terms between 12 and 15 months. The other three rigs are on short-term contracts with remaining obligations of six months or less. This affords the Company the ability to modify its drilling program as management may determine necessary based on changing commodity prices and other factors.

Effective October 1, 2018, the Company added a seventh operated drilling rig to its drilling program on a short-term contract. This seventh drilling rig will be deployed initially in South Texas to drill up to ten wells, primarily in the Eagle Ford shale. This rig is expected to operate in South Texas throughout the fourth quarter of 2018 and into early 2019. At that time, subject to commodity prices and other economic circumstances, the Company anticipates moving this rig to the Delaware Basin, most likely to either the Arrowhead or Antelope Ridge asset areas. The Company then expects to operate this seventh rig in the Delaware Basin throughout the remainder of 2019.

By initially deploying this seventh rig in South Texas over the next several months, the Company will be able to add to its oil production in South Texas during a time when its realized oil price in the Gulf Coast region is expected to be significantly higher than its realized oil price in the Delaware Basin. Further, given the results of the five-well Eagle Ford program the Company drilled in 2017, the Company anticipates strong economic returns from this drilling program. In addition, drilling these wells in South Texas provides the Company with the opportunity to test and establish the prospectivity of new formations, such as the Austin Chalk, which the Company has not previously tested on its South Texas leasehold. Finally, this short drilling program should enable the Company to satisfy several near-term lease expiration obligations. Upon completion of this program, the Company’s South Texas leasehold should be approximately 94% held by production, with no additional lease expirations before mid-2020.

The first few wells in this South Texas drilling program are expected to be completed and placed on production in late November and early December 2018. As a result, the Company expects the initial production from these wells will have a limited impact on its fourth quarter and full-year 2018 production estimates, but the Company expects these wells will add to its oil and natural gas production, reserves and cash flow in 2019 and beyond. The Company anticipates an increase of approximately 4%, or $25.0 to $30.0 million, to its drilling and completions capital expenditures for full-year 2018 as a result of adding this seventh drilling rig during the fourth quarter.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

99.1	Notes Offering Press Release, dated October 1, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATADOR RESOURCES COMPANY

Date: October 1, 2018	By:	/s/ Craig N. Adams
	Name:	Craig N. Adams
	Title:	Executive Vice President